Exhibit 99.1

N E W S B U L L E T I N FROM:	FOR FURTHER INFORMATION: RE: 15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:

Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 854-8315	(617) 520-7064

FOR IMMEDIATE RELEASE

November 23, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES SECOND

QUARTER FISCAL 2005 RESULTS

HIGHLIGHTS:

•	Revenue growth of 4.0 percent over prior year, or $3.1 million for the second quarter.

•	Second quarter same store sales growth, calculated in local currencies, of 6.6 percent at KFC, 7.5 percent at Sizzler Australia (company and franchise units) and 2.0 percent at Sizzler USA (company and franchise units) helped offset a 1.3 percent same store sales decline at Pat & Oscar’s.

•	Net income for the quarter of $0.9 million, or $0.03 per diluted share, up $0.6 million or $0.03 per diluted share from the same period a year ago.

•	Pat & Oscar’s has now annualized last year’s food borne illness incident and is currently showing strong double-digit same store sales growth.

•	Sizzler USA transitioned six California restaurants to franchisees, closed two California units and one unit in New York in connection with its strategy to grow the franchise system and focus its Company operations in two core California markets.

SHERMAN OAKS, Calif. — November 23, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the second quarter ended October 17, 2004.

The Company reported revenues of $79.4 million for the second quarter of fiscal 2005, an increase of 4.0 percent over the $76.3 million reported in the second quarter of the prior year. Net income for the second quarter of fiscal 2005 was $0.9 million, or $0.03 per diluted share, compared to net income of $0.3 million, or $0.00 per diluted share, in the same period a year ago. Strengthening sales at Pat & Oscar’s and Sizzler USA and continued strong sales growth at Sizzler Australia and KFC drove overall results. A 7.4 percent increase in the Australian dollar exchange rate compared to last year

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

contributed $3.3 million to 2005 second-quarter revenues and $0.2 million to net income. Total revenues at Sizzler USA declined $3.3 million from last year’s quarter due to having twelve fewer company operated restaurants reflecting the successful sale and conversion of nine Company-owned stores to franchisees.

Revenue and Cost Trends

The Company’s 4.0 percent increase in revenues in the second quarter reflected an aggregate 3.7 percent increase in same store sales across all company-owned restaurants. Same store sales growth of 6.6 percent at KFC and 10.1 percent at Sizzler Australia (company-owned only) were offset by declines of 1.4 percent for Sizzler USA company owned units and 1.3 percent for Pat & Oscar’s.

Pat & Oscar’s sales increased $0.5 million over the second quarter of last fiscal year and same store sales comparisons benefited from annualizing over the food borne illness incident that occurred in the last week of the second quarter of fiscal 2004 and to having two more stores. At quarter end same store sales reached the level they were at prior to the incident due to the successful television advertising campaign in San Diego and a new catering sales force put in place in the first quarter. Same store sales trends have now turned positive in the first few weeks of the third quarter of fiscal 2005 due in part to annualizing over the food borne illness incident. Pat & Oscar’s earnings also improved in the second quarter and was flat with the loss last year. Menu price increases taken during the middle of the quarter helped improve operating margins along with a continued strong focus on controls. “We’re pleased with the strides Pat & Oscar’s has made in rapidly recovering from last year’s E.coli event, but recognize further sales improvements are needed to continue to move the brand forward,” said Charles Boppell, CEO of Worldwide Restaurant Concepts. “We have the right programs and initiatives in place to grow the top line and to bring those results to the bottom line and expect that Pat & Oscar’s will continue to improve in the third and fourth quarters.”

Sizzler system-wide same store sales were up 2.0 percent in the second quarter of fiscal 2005 compared to the same period of last year. Profitability was up 36.3 percent, helped by margin improvements and lower operating expenses in the U.S. and to continued strong performance of our international operations. “We believe we are now very close to finally exiting the New York market’s company operations which have continued to burden the division’s same store sales growth and profitability. Once we have exited this market I am confident we will see stronger growth in our core California operations,” said Mr. Boppell.

KFC same store sales and operating profit were up 6.6 and 39.5 percent, respectively, compared to the second quarter of fiscal 2004 due to strong promotions and continued strong operations.

The Company’s provision for income tax this quarter, which primarily relates to income from our Australian operations, was 51.6 percent of consolidated pre-tax income due to a pre-tax loss from domestic operations and corporate general and administrative overhead expenses.

Minority interest expense for the second quarter of 2005 includes 19.1 percent of the international division’s net income attributed to the ownership by local management.

Worldwide Restaurant Concepts, Inc.

Building on Strategic Initiatives

The company continues to execute against its growth strategies and the improved results this quarter over the prior year are a continued indication that the strategies at both domestic divisions are working and will continue to add to the strong performance of the Sizzler Australia and KFC operations. In line with the evaluation of the remodel and training programs at Sizzler in the U.S., all company and franchise restaurants are being updated with key branding elements that will bring consistency to the chain as a whole by the end of the current fiscal year. In addition, re-training is nearly complete and employees are being re-certified on updated procedures that directly tie independent guest satisfaction surveys to manager pay incentives.

Pat & Oscar’s is expected to open two new stores by the summer of 2005 and another four by the end of fiscal 2006. All locations are in Southern California, outside San Diego County.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. EST to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.fulldisclosure.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.fulldislcosure.com, will be available shortly after the call ends.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 306 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 23 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include but are not limited to statements regarding: improving revenues and earnings; that Pat & Oscar’s sales trends will continue to improve and are expected to turn positive in the third quarter of this fiscal year; commencement of construction on additional remodels at Sizzler USA; the opening of two new Pat & Oscar’s restaurants by the summer of 2005 and another four new restaurants by April 30, 2006; and the transitioning of Company-owned Sizzler locations in New York and other areas to franchisees or third parties.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to improve dine-in and catering sales through the implementation of marketing and operational programs; (e) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to open the

Worldwide Restaurant Concepts, Inc.

proposed number of new locations; (f) the Company’s ability to identify new and existing franchisees or third parties to purchase New York area restaurants; (g) economic conditions, both generally and as they affect the restaurant industry in particular; and (h) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

[tables to follow]

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE WEEKS ENDED OCTOBER 17, 2004 AND OCTOBER 12, 2003

(Unaudited)

(In thousands, except per share data)

	October 17, 2004	October 12, 2003
Revenues
Restaurant sales	$77,119	$74,304
Franchise revenues	2,297	2,038

Total revenues	79,416	76,342

Costs and Expenses
Cost of sales	26,100	25,524
Labor and related expenses	21,022	20,605
Other operating expenses	19,128	19,147
Depreciation and amortization	2,823	2,499
General and administrative expenses	6,906	6,763

Total operating costs	75,979	74,538

Operating income	3,437	1,804

Interest expense	667	699
Investment income	117	153

Income before income taxes and minority interest	2,887	1,258
Provision for income taxes	1,491	980
Minority interest expense (benefit)	535	(40)

Net income	$861	$318

Basic earnings per share	$0.03	$0.01

Diluted earnings per share	$0.03	$—

Weighted average common shares outstanding:
Basic	27,554	27,365
Diluted	28,527	28,591

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWENTY-FOUR WEEKS ENDED OCTOBER 17, 2004 AND OCTOBER 12, 2003

(Unaudited)

(In thousands, except per share data)

	October 17, 2004	October 12, 2003
Revenues
Restaurant sales	$156,993	$150,071
Franchise revenues	4,375	4,091

Total revenues	161,368	154,162

Costs and Expenses
Cost of sales	53,718	51,079
Labor and related expenses	42,618	41,103
Other operating expenses	39,219	37,812
Depreciation and amortization	5,615	5,124
General and administrative expenses	13,983	12,171

Total operating costs	155,153	147,289

Operating income	6,215	6,873

Interest expense	1,363	1,251
Investment income	241	261

Income before income taxes and minority interest	5,093	5,883
Provision for income taxes	2,660	2,050
Minority interest expense (benefit)	977	(38)

Net income	$1,456	$3,871

Basic earnings per share	$0.05	$0.14

Diluted earnings per share	$0.05	$0.12

Weighted average common shares outstanding:
Basic	27,526	27,328
Diluted	28,519	28,385

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	October 17, 2004	April 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$22,419	$24,755
Restricted cash	6,514	5,131
Receivables, net of an allowance of $454 at October 17, 2004 and $641 at April 30, 2004	3,176	2,042
Inventories	4,993	4,807
Deferred income taxes	3,169	3,169
Prepaid expenses and other current assets	2,548	2,718
Assets related to restaurants held for sale	3,014	5,417

Total current assets	45,833	48,039

Property and equipment, net	74,536	74,232

Long-term notes receivable (including $191 related party receivables at October 17, 2004 and $200 at April 30, 2004)	1,727	912

Deferred income taxes	10,412	10,690

Goodwill, net	23,647	23,647

Intangible assets, net of accumulated amortization of $1,159 at October 17, 2004 and $1,068 at April 30, 2004	2,049	2,090
Other assets	1,129	1,127

Total assets	$159,333	$160,737

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value)

	October 17, 2004	April 30, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$7,019	$7,125
Accounts payable	13,509	12,396
Other current liabilities	22,126	23,334
Income taxes payable	2,432	4,056

Total current liabilities	45,086	46,911

Long-term debt, net of current portion	22,719	29,217
Deferred gains and revenues	8,292	8,738
Pension liability	13,751	14,031

Total liabilities	89,848	98,897

Minority interest	20,675	14
Stockholders’ Equity:
Capital stock -
Preferred, authorized 1,000 shares, $5 par value; no shares issued or outstanding	—	—
Common, authorized 50,000 shares, $0.01 par value; issued and outstanding 29,614 and 27,614 shares and 29,438 and 27,438 shares at October 17, 2004 and April 30, 2004, respectively	296	294
Additional paid-in capital	265,720	280,442
Accumulated deficit	(199,777)	(201,233)
Treasury stock, 2,000 shares at October 17, 2004 and at April 30, 2004, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(13,294)	(13,542)

Total stockholders’ equity	48,810	61,826

Total liabilities and stockholders’ equity	$159,333	$160,737